                                                           AUTOMATIC AND FACULTATIVE

                                                  YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                                             EFFECTIVE May 1, 2008

                                                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                                   (hereinafter referred to as "THE COMPANY")

                                                             213 Washington Street
                                                         Newark, New Jersey 07102-2992

                                                                      And

                                                 SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS
                                                  (hereinafter referred to as "THE REINSURER")

                                                         3900 Dallas Parkway Suite 200
                                                              Plano, Texas 75093

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT
PREAMBLE

Pruco Life Insurance Company of New Jersey (“THE ISSUING COMPANY”) issues policies known as PruLife Custom Premier II (“VUL II”) and reinsures this business with THE COMPANY. THE COMPANY reinsures certain VUL II policies with THE REINSURER as shown in Schedule A.

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER, a reinsurance company domiciled in the State of Texas, and THE COMPANY, a life insurance company domiciled in New Jersey. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M. Eastern Time, May 1, 2008 (“Effective Date”), and will cover policies effective on and after that date. In addition, THE REINSURER agrees to accept reinsurance coverage for policies, as described in Schedule A, backdated to save age up to six months prior to the Effective Date of the product. The reinsurance coverage for any backdated policies will be effective as of the policy effective date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and until THE REINSURER has fulfilled all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in the ‘PAYMENT OF REINSURANCE PREMIUMS’

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section. However, existing reinsurance may be terminated in accordance with the recapture provision described in the ‘RECAPTURE’ section.

5.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

6.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.
CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE ISSUING COMPANY according to THE ISSUING COMPANY’s conventional underwriting and issue practices at the time of application. Upon request, THE COMPANY shall provide THE REINSURER with a copy of THE ISSUING COMPANY’s current underwriting and issue practices and guidelines.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. If THE REINSURER determines that the change in underwriting practice would result in a change in reinsurance premium rates, it must communicate to THE COMPANY the proposed new rates as soon as possible within 120 days of the notice of the underwriting change. For any such rate change in reinsurance rates, THE REINSURER must provide THE COMPANY with a 120-day advance notice. If the rate change is unacceptable, THE COMPANY may terminate for the reinsurance of new business by providing a written termination notice within 30 days. The effective date of the termination will be the effective date of the proposed premium rate change.

b.
RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements. “Foreign Travel” is defined as no more than three months outside the United States or Canada.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force plus the total new ultimate amount applied for in all companies according to information available to THE COMPANY, shall not exceed the Jumbo Limit as shown in Schedule A.

As described in the Jumbo Limit section of Schedule A, any amounts to be replaced are to be included except for an existing policy that is to be replaced, with or without a 1035 exchange,

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where THE COMPANY has received and placed in its underwriting files an acceptable absolute assignment form.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.
FACULTATIVE QUOTES. The risk is on a life that has not been submitted facultatively to THE REINSURER or any other reinsurer within the last two years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. For any policy reinsured under automatic reinsurance, THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life as shown in Schedule A.

8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit to THE REINSURER all relevant individual policy information, as defined in Schedule C.

9.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and THE COMPANY prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, THE COMPANY must submit the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by THE COMPANY regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and provide as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.
10.

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COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage under this Agreement is described below:

a.
AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement if (1) all of the conditions for automatic reinsurance coverage under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met, or (2) the death is accidental and the conditions listed in sections ‘b’ through ‘g’ under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s quota share percentage multiplied by $1,000,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

b.
FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and communicating its written acceptance to THE REINSURER’s underwriting department during the lifetime of the insured and before the expiration date of THE REINSURER’s offer and (2) the policy has been issued.

In accordance with (1) in the previous paragraph, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if: (1) the policy is pre-paid, (2) THE REINSURER has made a binding offer, and (3) THE COMPANY has accepted that offer by communicating its written acceptance to THE REINSURER. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement will be limited to the lesser of (a) THE REINSURER’s reinsured portion of the face amount of the policy and (b) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers plus the amount to be retained by THE COMPANY.

11.	REINSURANCE PREMIUM RATES

a.	LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.

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RATES NOT GUARANTEED.

Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates for new or inforce business at any time.

i. New Business

If THE REINSURER changes the rates for new business, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

ii. Inforce Business

If THE REINSURER changes the rates for inforce business, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

If THE REINSURER changes rates when THE COMPANY has not changed its charges to the policyowners of the policies reinsured under this Agreement, THE COMPANY may recapture the reinsurance under the ‘RECAPTURE’ section of this Agreement. If THE COMPANY changes its charges to the customer, THE REINSURER has the right to change its rates, but any change by THE REINSURER must be proportionate to THE COMPANY’s change. If THE REINSURER’s change is not proportionate to THE COMPANY’s change, then THE COMPANY may recapture the reinsurance under the ‘RECAPTURE’ section of this Agreement.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.	PREMIUM MODE. THE COMPANY may chose to pay premiums in advance on an Annual or Monthly Mode as stated below. At the inception of this Agreement, THE COMPANY will pay premiums on an Annual Mode.

At any time during the life of this agreement, THE COMPANY may chose to change from Annual Mode to Monthly Mode and vice versa by providing THE REINSURER with written notice at least 30 days prior to change.

1.	Annual Mode

If THE COMPANY elects to pay reinsurance premiums on an Annual Mode, then for each policy reinsured under this Agreement, premiums are due on the issue date and each subsequent policy anniversary.

2.	Monthly Mode

If THE COMPANY elects to pay reinsurance premiums on a Monthly Mode, then for each policy reinsured under this Agreement, monthly premiums are due on the issue date and on each subsequent policy monthly date. Each month, THE COMPANY will calculate the amount of monthly premiums as the amount equal to the product of the following three items: (1) the annual reinsurance premium as defined in the ‘REINSURANCE PREMIUM RATES’ section, (2) 1/12, and (3) the monthly adjustment factor as defined in Schedule B.

b.
PREMIUM DUE. Within 30 days after the close of each reporting period, as defined in Schedule A, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable

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between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in the ‘INSOLVENCY’ section, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

c.
FAILURE TO PAY PREMIUMS. If reinsurance premiums are not paid within 60 days of the close of the reporting period, for reasons other than those due to error or omission as defined below in the ‘ERROR AND OMISSIONS’ section, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid. THE COMPANY will be liable for the prorated reinsurance premiums to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

d.
PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

14.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this ‘DAC TAX AGREEMENT’ section by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.
For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.
THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

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c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.
THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.
If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.
THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2008 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

15.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

16.	RESERVES FOR REINSURANCE

See Schedule A.

17.	CLAIMS

a.
NOTIFICATION OF CLAIMS. THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contestable claims along with the relevant documentation, for all claims incurred within the first two policy years on policies where THE REINSURER’s net amount at risk is in excess of $50,000.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE

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COMPANY under this Agreement along with all relevant information with respect to the claim. In addition, for incontestable claims on policies where THE REINSURER’s net amount at risk is greater than $50,000, THE COMPANY will provide THE REINSURER with claim proofs. For all claims where THE REINSURER’s net amount at risk is less than or equal to $50,000, THE COMPANY will provide THE REINSURER with the cause of death.

b.
AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY. THE REINSURER is bound by THE COMPANY’s decisions regarding settlement of all claims. Payment of the benefits by THE REINSURER will be made in a single sum, regardless of THE COMPANY’s settlement options. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER. In the event that THE REINSURER has not paid reinsurance benefits to THE COMPANY within sixty days of the due date, THE COMPANY may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due. In addition, in the event that reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in the ‘RECAPTURE’ section.

c.
MISREPRESENTATION AND SUICIDE. If either a misrepresentation on the life insurance application or a death of an insured by suicide results in the return of policy premiums to the policyowner or beneficiary, THE REINSURER will refund to THE COMPANY all of the reinsurance premiums paid on that policy.

d.
LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

e.
CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines.

THE COMPANY will promptly notify the REINSURER of its intention to contest, compromise, or litigate a claim involving a reinsured policy. THE COMPANY will also promptly and fully disclose all information relative to the claim. Once notified, the REINSURER will have two business days to notify THE COMPANY in writing of its decision to accept participation in the contest, compromise, or litigation. If the REINSURER has accepted participation, THE COMPANY will promptly advise the REINSURER of all significant developments in the claim investigation, including notification of the initiation of any legal proceedings against THE COMPANY in response to denial of the claim.

If the REINSURER does not accept participation, the REINSURER will then fulfill its obligation by paying THE COMPANY its full share of reinsurance, and will not share in any subsequent reduction or increase in liability.

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CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of investigating and adjudicating contestable claims, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit. The Special Investigation Unit is THE COMPANY's in-house department that conducts the investigations of contestable claims. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred

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with the normal and customary settlement of non-contestable claims. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

•
EXTRACONTRACTUAL DAMAGES. Generally, THE REINSURER will not participate in punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the policies reinsured under this Agreement. THE REINSURER will, however, pay its proportionate share of the statutory penalties awarded against THE COMPANY in connection with claims on the policies reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER to share proportionately in certain punitive or compensatory damages. Such circumstances are difficult to define in advance, but generally would be those situations in which THE REINSURER was an active party and either directed, consented to, or ratified the act, omission, or course of conduct of THE COMPANY which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, THE COMPANY and THE REINSURER would share such damages assessed in proportion to each parties’ share of the policy reinsured under this Agreement.

For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

18.	MISREPRESENTATION AND MISSTATEMENT

If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.	POLICY CHANGES

a.
NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in the ‘REPORTS’ section.

b.
INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase on a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

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If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative reinsurance as stated in the ‘FACULTATIVE REINSURANCE’ section.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.
PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.
DEATH BENEFIT OPTION CHANGE. If the death benefit option under a reinsured policy is changed, then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change. After the effective date of the death benefit option change, the reinsurance will be calculated based on the new face amount of insurance.

•
REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

20.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1)
Non-payment of reinsurance claims that are not in dispute that are 60 calendar days past due from THE REINSURER, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)
Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least 60 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3)	THE REINSURER is deemed insolvent as described in the ‘INSOLVENCY’ section.

4)	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

5)	A change in reinsurance premium rates that is unacceptable to THE COMPANY in accordance with the ‘REINSURANCE PREMIUM RATES’ section of this Agreement.

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6)	Any representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect.

7)	A change in ultimate ownership or control of THE REINSURER.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

No exercise by THE COMPANY of any recapture right other than THE REINSURER’s failure to provide security in accordance with the ‘SECURITY’ provision of this Agreement, will give rise to any claims for damages, lost profits, or other form of compensation to THE REINSURER, other than payment of a prorated sum for any amount that might be due and owing under the reinsurance treaty up to the effective date of the recapture.

21.	REINSTATEMENTS

a.	AUTOMATIC REINSURANCE. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance, then THE REINSURER’s reinsurance for the policy shall be reinstated.

b.
FACULTATIVE REINSURANCE. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE REINSURER as facultative reinsurance and the reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

22.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section

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will not apply to any facultative submission until THE COMPANY has communicated its written acceptance to THE REINSURER.

23.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.
Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its receiver, trustee, custodian, government official, liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its trustee, custodian, government official, liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY shall be under no obligation to THE REINSURER, its trustee, custodian, government official, liquidator, receiver or statutory successor; however, THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.
24.

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ARBITRATION

a.
GENERAL. Except for rights granted under the ‘CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION’ section, all disputes and differences under or arising out of this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place in the city in which THE COMPANY maintains its principal place of business.

b.
NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.
PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator. Should either party fail to appoint an arbitrator within thirty business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator.

Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. This process will be repeated until a candidate has agreed to serve as the third arbitrator. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. In no event will this date be later than six months after the appointment of the third arbitrator. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.
COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator.

25.	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

26.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially

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impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ultimate ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of New Jersey.

b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.

c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.

d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.

e.
It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of its state of domicile. In addition, THE REINSURER has the authority to do business in the state of New Jersey.

b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.

c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.

d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.

e.
THE REINSURER warrants that it will comply with all regulatory requirements so that THE COMPANY can receive 100% credit on its financial statements for the reinsurance cessions to THE REINSURER. THE REINSURER shall be responsible for complying with any changes including any collateral requirements necessitated by a change to applicable law.

f.
As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Upon request by THE COMPANY, after THE REINSURER has completed its Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY or if there are material changes to the information provided. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

g.
THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

27.

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CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION

a.	Confidentiality of Company Confidential Information

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. THE REINSURER will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and will use and disclose Company Confidential Information solely: i) for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; ii) to fulfill its obligation under the Agreement; or (iii) in order to aggregate data with other companies’ data for the purpose of creating mortality or lapse models, provided the data is not personally identifiable as belonging to a party or an insured. Company Confidential Information does not include Personal Information as defined and discussed below.

Notwithstanding the foregoing, the provisions of this ‘Confidentiality of Company Confidential Information’ section shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

THE REINSURER shall be permitted to disclose Company Confidential Information only to its employees having a need to know such information in connection with the performance under this Agreement. THE REINSURER shall instruct all employees who access Company Confidential Information as to their obligations under this Agreement, and THE REINSURER shall be responsible for all such employees’ compliance with the terms of this Agreement. If THE REINSURER is required by law to disclose Company Confidential Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Company Confidential Information.

Notwithstanding the foregoing, it is understood and agreed that THE REINSURER may disclose Company Confidential Information as required by an arbitration panel deciding a dispute arising under this agreement or in accordance with applicable law, court order, or as required by any regulatory authority having jurisdiction over THE REINSURER. THE REINSURER shall be permitted to disclose Company Confidential Information if the proposed recipient of Company Confidential Information has agreed in writing to protect the Company Confidential Information to the standards of this section in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement; or (4) to subcontractors that require Company Confidential Information in order to provide services to THE REINSURER.

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In the event that Company Confidential Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

b.	Confidentiality of Personal Information

“Personal Information,” which means information provided by or at the direction of THE COMPANY, or to which access was provided in the course of THE REINSURER’s performance of the Agreements that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers). An individual’s social security number, even in isolation, is Personal Information. THE COMPANY business contact information is not by itself Personal Information.

THE REINSURER acknowledges that in the course of its engagement by THE COMPANY, THE REINSURER may receive or have access to Personal Information. In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

•
It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for THE REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY, except that THE REINSURER may use Personal Information for its own internal risk management;

•	It will not, directly or indirectly, disclose Personal Information to anyone outside THE COMPANY, except with THE COMPANY’s prior written consent as permitted under the terms of this Agreement; and

•
It shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Personal Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that THE REINSURER may then possess or control. Notwithstanding the preceding sentence, REINSURER may retain one copy of the Personal Information if it is required to do so by applicable law, regulation, or its written records retention program. All such Personal Information shall be protected as required by this section, which shall survive termination of this Agreement. Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means. REINSURER agrees to destroy all such personal information at expiration of period for which it is required to retain personal information to the standard of this Agreement. Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Personal Information has been destroyed or returned.

THE REINSURER shall be permitted to disclose Personal Information only to its employees having a need to know such information in connection with the performance of this Agreement. THE REINSURER shall instruct all employees as to their obligations under this Agreement. THE REINSURER shall be responsible for all employees’

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compliance with the terms of this Agreement. If THE REINSURER is required by law to disclose Personal Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Personal Information.

Notwithstanding the foregoing, it is understood and agreed that THE REINSURER may disclose Personal Information as required by an arbitration panel deciding a dispute arising under this agreement or in accordance with applicable law, court order, or as required by any regulatory authority having jurisdiction over THE REINSURER. THE REINSURER shall be permitted to disclose Personal Information if the proposed recipient of Personal Information has agreed in writing to protect the Personal Information to the standards of this section in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement; or (4) to subcontractors that require Personal Information in order to provide services to THE REINSURER.

THE REINSURER acknowledges that the disclosure of Personal Information may cause irreparable injury to THE COMPANY and damages, which may be difficult to ascertain. Therefore, THE COMPANY shall, upon a disclosure or threatened disclosure of any Personal Information, be entitled to injunctive relief, and THE REINSURER shall not object to the entry of an injunction or other equitable relief against THE REINSURER on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

THE REINSURER agrees to comply with any and all privacy and/or security policies, rules and practices, as THE COMPANY may publish on its external website for vendors: http://www.prudential.com/prudentialvendorpolicies.

THE REINSURER shall notify THE COMPANY, promptly and without unreasonable delay, but in no event more than two (2) business days of learning that unauthorized access to, disclosure of, or breach in the security of Personal Information may have occurred or been attempted (a “Security Incident”). Thereafter, THE REINSURER shall, at its own cost and expense:

•	Promptly furnish to THE COMPANY full details of the Security Incident;

•
Assist and cooperate fully with THE COMPANY in THE COMPANY’s investigation of THE REINSURER, employees or third parties related to the Security Incident, including but not limited to providing THE COMPANY with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs, files, and data;

•	Cooperate with THE COMPANY in any litigation or other formal action against third parties deemed necessary by THE COMPANY to protect its rights; and

•	Promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, THE REINSURER agrees that in the event of a Security Incident, THE COMPANY shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THE COMPANY’s discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation shall be at THE REINSURER’s sole cost and expense.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has

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implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction, modification, disclosure or use of Personal Information which could result in substantial harm or inconvenience to The COMPANY, or to any person who may be identified by such Personal Information. THE REINSURER shall immediately notify THE COMPANY if THE REINSURER is in material breach of this Section. At THE COMPANY’s request, THE REINSURER agrees to certify in writing to THE COMPANY, its compliance with the terms of this Section.

If THE REINSURER no longer has an information security program that meets the requirements of the Gramm Leach Bliley Act for the handling of Personal Information or THE REINSURER is unable to prevent a recurrence of a Security Incident as described above, THE COMPANY reserves the right to terminate this agreement for new business and/or recapture all inforce business immediately upon written notice to THE REINSURER.

28.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

29.	GOVERNING LAW

This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflicts of laws thereof.

30.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

31.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

32.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

33.

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REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

34.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

35.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

36.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

37.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

38.	SURVIVAL

The ‘ERRORS AND OMISSIONS’, ‘REPRESENTATIONS AND WARRANTIES’, ‘ARBITRATION’, and ‘CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION’ sections of this Agreement shall survive the recapture, termination or expiration of this Agreement.

39.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of New Jersey, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement. Nothing in this Service of Suit clause is meant to, nor should it be construed to, eliminate arbitration as the exclusive remedy for all disputes under or arising out of this Agreement.

40.

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NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows, or any successor thereof:

a.	NOTICES SENT TO THE COMPANY
Nicholas Simonelli
The Prudential Insurance Company of America
213 Washington Street
Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER
Mr. John Alliston
SCOR Global Life Re Insurance Company of Texas
3900 Dallas Parkway, Suite 200
Plano, Texas 75093

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In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of May 1, 2008.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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SCHEDULE A

REINSURANCE COVERAGE

1.	POLICIES REINSURED:

This Agreement covers the following plans for policies issued in New York:

•	PruLife Custom Premier II (May 2008 revision) (“VUL II”) – (Form Number VUL-2008 and any state variation for NY)

Excluded from reinsurance under this Agreement are the Accidental Death Benefits and Enhanced Disability Benefit included in the above-reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.	AUTOMATIC PORTION REINSURED:

THE REINSURER will automatically reinsure under this Agreement, an amount equal to 10% of the net amount at risk related to the face amount of insurance that is in excess of $500,000, up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.

3.	AUTOMATIC PORTION RETAINED:

In combination with its affiliates and/or subsidiaries, THE COMPANY will retain at least 10% of the policy risk amount up to the First Layer of Coverage amounts shown in ‘AUTOMATIC ISSUE LIMITS’ section of Schedule A, and 100% of the policy risk amount in excess of the First Layer of Coverage.

4.	POLICY RISK AMOUNT:

The policy risk amount reinsured under this Agreement is the net amount at risk, which is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

5.	AUTOMATIC ACCEPTANCE LIMIT:

Automatic Issue Limits

For any policy to be reinsured under automatic reinsurance, the maximum face amount will not exceed $65 million. Automatic Issue Limits may vary based on issue age and substandard rating.

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First Layer Amount

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables. First Layer amounts do not vary by smoker status:

US/Canadian Residents

Issue Age	No Substandard Rating – Rating Class D	Rating Class E – H
0 - 65	$50,000,000	$35,000,000
66 - 70	$40,000,000	$25,000,000
71 - 75	$35,000,000	$15,000,000
76 – 77	$15,000,000	$10,000,000
78 – 80	$10,000,000	$5,000,000
81 – 85	$5,000,000	None
86 – 90	$1,500,000	None

Non US/Canadian Residents

Issue Age	No Substandard Rating – Rating Class C	Rating Class D – E	Rating Class F – H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

Automatic Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

US/Canadian Residents

Issue Age	No Substandard Rating – Rating Class D	Rating Class E-H
0 - 65	$4,950,000	$3,450,000
66 - 70	$3,950,000	$2,450,000
71 - 75	$3,450,000	$1,450,000
76 – 77	$1,450,000	$950,000
78 – 80	$950,000	$450,000
81 – 85	$450,000	None
86 – 90	$100,000	None

Non-US/Canadian Residents
Issue Age	No Substandard Rating – Rating Class C	Rating Class D – E	Rating Class F-H
0 - 70	$1,950,000	$1,450,000	None
71 - 75	$1,450,000	$950,000	None
76 – 90	None	None	None

6.

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JUMBO LIMIT:

For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies will not exceed the amounts in the following tables:

US/Canadian Residents

Issue Age	No Substandard Rating – Rating Class H
0- 80	$65,000,000
81-85	$30,000,000
86-90	$10,000,000

Non US/Canadian Residents

Issue Age	No Substandard Rating – Rating Class E	Rating Class F – H
0–75	$35,000,000	None
76-90	None	None

When determining the amount inforce, any amounts to be replaced are to be included except for an existing policy that is to be replaced, with or without a 1035 exchange, where THE COMPANY has received and placed in its underwriting files an acceptable absolute assignment form.

Note: When a policy is reinsured under automatic reinsurance and the total amount in force and applied for in all companies exceeds $40,000,000, THE REINSURER must be notified and THE COMPANY shall provide the amount being issued.

7.	OCCUPATION EXCLUSION FOR AUTOMATIC REINSURANCE:

•	Entertainers

•	High Profile Athletes

•	Foreign Diplomats

8.	REPORTING PERIOD:

The reporting period will be monthly.

9.	RESERVES FOR REINSURANCE:

If THE COMPANY pays premiums on an Annual Mode, the statutory reserve is the one-year term reserve on the portion of each policy reinsured by THE REINSURER. If THE COMPANY pays premiums on a Monthly Mode, the statutory reserve is the one-month term reserve on the portion of each policy reinsured by THE REINSURER.

The reserve credit taken by THE COMPANY will meet the minimum requirements specified in the valuation law of the State of New Jersey for the applicable year of issue. The parties intend that THE COMPANY will receive its full statutory reserve credit in the State of New Jersey for the portion of the risks ceded under this Agreement.

10.	MINIMUM CESSION:

The minimum amount per cession that can be reinsured with THE REINSURER is $1.

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11.	RISK TRIGGER EVENT

A “Risk Trigger Event” means that any of the following has occurred:

(1)
THE REINSURER does not maintain its status as a licensed or accredited reinsurer under the applicable laws and regulations of New Jersey and has not provided THE COMPANY with alternative security (such as a trust, letter of credit or funds withheld) that satisfies THE COMPANY’s specific requirements and the current, applicable legal and regulatory requirements in New Jersey necessary to entitle THE COMPANY to take the maximum permissible credit on its statutory financial statements.

(2)
THE REINSURER no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

Major Rating Agency	Minimum Applicable Rating
Moody Investor Services, Inc.	A rating of “Baa3” or higher
Standard & Poors Corporation	A rating of “BBB-” or higher

Definitions:

“Qualified Rating” shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question. (Use of the modifiers “Q” or “Pi” by S&P or any similar indication that a rating is a “qualified” or “limited” rating by any other of the Major Rating Agencies means that the rating does not constitute a “Qualified Rating” for purposes of this Agreement.)

If at any point in the future during the term of this Agreement, either THE REINSURER does not maintain its status as a licensed or accredited reinsurer under the applicable laws and regulations of New Jersey as specified in clause (1) above, or THE REINSURER no longer has in effect a qualified rating as specified in clause (2) above, then THE COMPANY’s right of recapture in will be triggered unless THE REINSURER elects to, and does, provide, on a timely basis, additional security in the form of (1) a letter of credit that meets the requirements set forth in the ‘Letter of Credit Provisions’ of this Schedule A below, (2) amounts to be held on deposit as set forth in the ‘Funds Withheld Provisions’ of this Schedule A below and/or (3) Assets in Trust as described in this Schedule A below.

12.	LETTER OF CREDIT PROVISIONS:

Under the circumstances described in the ‘RISK TRIGGER EVENT’ section of Schedule A of this Agreement, THE REINSURER may apply for and provide to THE COMPANY one or more letters of credit (individually a “Letter of Credit” or collectively, the “Letters of Credit”) so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement. If THE REINSURER elects to do so, each of the Letters of Credit must individually satisfy the requirements of subsections a., b. and c. of this ‘LETTER OF CREDIT PROVISION’ section and all of the Letters of Credit collectively must satisfy the requirements of subsections d., e., and f. of this ‘LETTER OF CREDIT PROVISION’ section. In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirements in order to permit THE COMPANY to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements in any jurisdiction where THE COMPANY files such statements.

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b.
Each of the Letters of Credit must: (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a “Qualified Bank” (as defined in Subsection c. of this ‘LETTER OF CREDIT PROVISIONS’ section) that is acceptable to THE COMPANY; (IV) be issued on behalf of THE REINSURER as the “Applicant” and include such indication in a boxed area that states it is “For Internal Identification Purposes Only” (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank’s obligations thereunder; (V) be issued to THE COMPANY as “Beneficiary” and expressly indicate in the body of the Letter of Credit that the definition of the “Beneficiary” under the Letter of Credit includes any successor by operation of law of THE COMPANY, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for THE COMPANY; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be “clean and unconditional” (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an “evergreen clause” (meaning that the letter of credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to THE COMPANY as Beneficiary at the notice address stipulated in Subsection d. of this ’LETTER OF CREDIT PROVISIONS’ section not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of New Jersey and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and that, in the event of any conflict, the laws of the State of New Jersey will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 600 occurs.

c.
As used in Subsection b. of this ‘LETTER OF CREDIT PROVISIONS’ section, the term “Qualified Bank” shall mean a bank or trust company that: (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose Letters of Credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; and (V) is not a parent, subsidiary or affiliate of THE COMPANY or THE REINSURER.

d.
Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by THE COMPANY to the issuing or confirming bank:

Chief Actuary
The Prudential Insurance Company of America
213 Washington Street
Newark, New Jersey 07102-2992

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e.
All of the Letters of Credit must, in the aggregate, provide for a maximum amount that can be drawn thereunder of a sum that is at least as great as THE COMPANY has indicated will be required under this Agreement and all other related reinsurance agreements between THE REINSURER and THE COMPANY or any affiliate of THE COMPANY (the “Security Amount”). Approximately fifteen days before the end of each calendar quarter, THE COMPANY will determine and communicate to THE REINSURER the aggregate Security Amount needed under all of the Letters of Credit as well as any other information necessary for THE REINSURER to provide THE COMPANY the required Letters of Credit prior to end of each calendar quarter. The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by THE REINSURER.

f.
THE REINSURER and THE COMPANY agree that any or all of the Letters of Credit provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for any of the following purposes:

•	to reimburse THE COMPANY for unearned reinsurance premiums on policies reinsured under this Agreement on account of cancellations of such policies;

•	to reimburse THE COMPANY for THE REINSURER’s share of benefits due to THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

•	to pay any other amounts THE COMPANY claims are due under this Agreement:

All of the foregoing will be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER.

g.
THE REINSURER acknowledges and agrees that THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY may draw upon any or all of the Letters of Credit in full or in part in the event that: (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and THE REINSURER has not obtained one or more replacement Letters of Credit that satisfy all of the applicable requirements of this ‘LETTER OF CREDIT PROVISIONS’ section by that date which is ten days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn under any of the Letters of Credit has been reduced other than in accordance with THE COMPANY’s direction or THE COMPANY has determined and communicated to THE REINSURER in accordance with the provisions of Subsection e. of this ‘LETTER OF CREDIT PROVISIONS’ section a need to increase the aggregate amount available under all of the Letters of Credit and THE REINSURER has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of Subsection e. of this ‘LETTER OF CREDIT PROVISIONS’ section.

If either of the events described in the previous paragraph occur and the Letter of Credit is drawn upon, the funds will be used to fund an account with THE COMPANY in an amount at least equal to the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement to be held in accordance with the ‘FUND WITHHELD PROVISIONS’ section of this Agreement.

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The foregoing will be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER.

13.	FUNDS WITHHELD PROVISIONS:

Under the circumstances described in the ‘RISK TRIGGER EVENT’ section of Schedule A of this Agreement, THE REINSURER may provide to THE COMPANY an amount of cash to be held on deposit (“Funds Withheld”) with respect to all the amounts recoverable from THE REINSURER under this Agreement so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement. If THE REINSURER elects to do so, the Funds Withheld must satisfy the requirements of subsections a., b., and c. of this ‘FUNDS WITHHELD PROVISIONS’ section.

a.
The Funds Withheld must be an amount that is at least as great as the Security Amount (as defined in this Subsection ‘a’.) THE COMPANY has indicated will be required under this Agreement and all other related reinsurance agreements between THE REINSURER and THE COMPANY for which a Risk Trigger Event, as defined in the respective reinsurance Agreements, has occurred. Approximately fifteen days after the end of each calendar quarter, THE COMPANY will indicate to THE REINSURER the amount of funds needed as well as any other information necessary for THE REINSURER to provide THE COMPANY the required Funds Withheld within fifteen calendar days.

The Security Amount shall be an amount at least equal to the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement plus a provision for adverse deviation and opportunity cost. Such amount shall include, but not be limited to, GAAP reserve credits, reserves for claims and losses incurred (including losses incurred but not reported) and loss adjustment expenses. Any such funds that are due from THE REINSURER may be netted against any premiums due, in accordance with the ‘PREMIUMS DUE’ and ‘OFFSET’ provisions of this Agreement.
THE REINSURER will provide on or after a date agreed to by the parties funds that equal 100% of the most recently communicated amount needed. In addition, THE REINSURER shall provide future additional funds so as to maintain the value of the Funds Withheld at all times equal to 100% of the required amount needed. THE REINSURER will provide such funds within fifteen days of receiving notification of the amount needed.

b.
THE REINSURER and THE COMPANY agree that any Funds Withheld provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon by THE COMPANY in full or in part at any time, notwithstanding any other provisions of this Agreement, and may be utilized by THE COMPANY or any successor by operation of law of THE COMPANY including without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for any of the following purposes:

i.	to reimburse THE COMPANY for unearned reinsurance premiums on policies reinsured under this Agreement on account of cancellations of such policies;

ii.	to reimburse THE COMPANY for THE REINSURER’s share of benefits or losses paid by THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

iii.	to pay any other amounts THE COMPANY claims are due under this Agreement:

All of the foregoing will be applied without diminution because of insolvency on the part of THE REINSURER.

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c.
At the end of each calendar quarter, THE COMPANY will credit interest on the Funds Withheld during the previous quarter. The amount of interest that THE COMPANY will credit will be based on the average amount of Funds Withheld over the quarter. The interest rate will be equal to the sum of the London Interbank Office Rate, U.S. Denomination-Fixed Twelve-month, (LIBOR) as of the beginning of the calendar quarter, plus 90 basis points.

•	THE COMPANY agrees to return to THE REINSURER any Funds Withheld which are in excess of the actual amounts required.

The Funds Withheld shall remain in effect until the later of the termination of this Reinsurance Agreement or the full satisfaction and discharge of any and all liabilities and obligations owed by THE REINSURER to THE COMPANY, unless THE REINSURER and THE COMPANY mutually agree in writing to terminate the Funds Withheld at an earlier date. If any Funds Withheld remain after the parties have mutually agreed in writing to terminate the Funds Withheld, THE COMPANY shall remit such amounts plus any interest due thereon to THE REINSURER within 15 days of the termination of the Funds Withheld.

14.	TRUST AGREEMENT PROVISIONS:

Under the circumstances described in the ‘RISK TRIGGER EVENT’ section of Schedule A of this Agreement, THE REINSURER may enter into, and maintain during the term of this Agreement, a Trust Agreement to establish a trust account securing the Security Amount (as defined in subsection b. of this ‘TRUST AGREEMENT PROVISIONS’ section), so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section. If THE REINSURER enters into a Trust Agreement, the trust Agreement must satisfy the requirements of Subsections a, b., c., d., e., f. and g.of this ‘TRUST AGREEMENT PROVISIONS’ section.

•
Fifteen (15) days after the end of each calendar quarter or at any other time, THE COMPANY will determine and communicate the Security Amount (as defined in this Subsection ‘a’.) to THE REINSURER. The Security Amount shall be an amount at least equal to the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement plus a provision for adverse deviation and opportunity cost. Such amount shall include, but not be limited to, GAAP reserve credits, reserves for claims and losses incurred (including losses incurred but not reported), and loss adjustment expenses. THE COMPANY will determine and communicate this amount to THE REINSURER in order to enable THE REINSURER to ensure that the Trust is maintained with a sufficient balance. All costs and expenses of maintaining the trust will be borne by THE REINSURER and will not be paid by any of the assets held in the Trust.

•
THE REINSURER will deposit into the trust on or before a date agreed to by the parties assets that cause the market value of the trust to meet or exceed 102% of the most recently communicated Security Amount immediately prior to the date for the deposit of assets into the Trust. In addition, as provided by the Trust Agreement, THE REINSURER shall make future additional deposits into the Trust so as to cause the market value of the trust assets at all times to meet or exceed 103% of the Security Amount. THE REINSURER shall make such deposit(s) within fifteen (15) days of receiving notification of the Security Amount.

•
The assets deposited in the trust account shall be valued according to their current fair market value, and shall consist of only those instruments detailed within the Trust Agreement, provided that such investments are issued by an institution that is not a parent, subsidiary, or an affiliate of either THE COMPANY or THE REINSURER. Upon request from THE COMPANY, THE REINSURER shall provide a report setting forth the current fair market value of the trust assets.

•	THE REINSURER shall, prior to depositing assets with the Trustee, execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any

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other assets requiring assignments, in order that THE COMPANY, may, whenever necessary, negotiate any such assets without consent or signature from THE REINSURER or any other entity.

•	All settlements of account between THE COMPANY and THE REINSURER shall be made in cash or its equivalent.

•
THE REINSURER and THE COMPANY agree that the assets in the trust account may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY, for the following purposes:

•	To reimburse THE COMPANY for unearned reinsurance premiums on policies reinsured under this Agreement on account of cancellation of such policies;

•	To reimburse THE COMPANY for THE REINSURER’s share of benefits due to THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

•	To pay any other amounts THE COMPANY claims are due under this Agreement.

All of the foregoing will be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER or the inability of THE COMPANY to pay all or any part of a claim.

THE COMPANY agrees to return to THE REINSURER any amounts withdrawn which are in excess of the actual amounts required for i and ii above, or in the case of iii, such amounts that are in excess of the amounts ultimately determined to be due under this Agreement.

Following the receipt of a new Security Amount, but prior to the start of the new calendar quarter, THE REINSURER shall have the right to seek approval from THE COMPANY to withdraw from the trust account a portion of the assets contained therein and to transfer such assets to THE REINSURER, provided that after such withdrawal and transfer, the market value of the trust account is no less than 103% of the Security Amount most recently determined and communicated by THE COMPANY to THE REINSURER. THE COMPANY shall be the sole judge as to the appropriateness of any such withdrawal but shall not unreasonably or arbitrarily withhold its approval.

•
The Trust shall remain in effect until the later of the termination of this Reinsurance Agreement or the full satisfaction and discharge of any and all liabilities and obligations owed by THE REINSURER to THE COMPANY, unless THE REINSURER and THE COMPANY mutually agree in writing to terminate the Trust at an earlier date. Notwithstanding any provision contained in the Trust Agreement, THE REINSURER shall not seek to terminate the trust unless it has written permission from THE COMPANY. THE COMPANY shall not arbitrarily or unreasonably withhold such permission if another form of collateral acceptable to THE COMPANY is provided by THE REINSURER for the Security Amount.

Prior to THE REINSURER’s establishing or funding the Trust, THE COMPANY shall submit a copy of the Trust Agreement to applicable state regulatory authorities for approval, if such approval is required by state insurance law or regulations. THE COMPANY shall promptly inform THE REINSURER of such approval or of any changes to such documents required by regulatory authorities.

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15.	RISK RETENTION LIMITS:

The total amount of insurance retained on an individual life for THE COMPANY and its affiliates will not exceed the risk retention limits in the following tables:

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$30,000,000	$25,000,000	$15,000,000
66 - 70	$25,000,000	$20,000,000	$13,000,000
71 - 75	$15,000,000	$12,000,000	$10,000,000
76 – 80	$13,000,000	$10,000,000	$7,000,000
81 – 85	$9,000,000	$7,000,000	$5,000,000
86 – 90	$4,000,000	$3,000,000	$2,000,000

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15– 65	$20,000,000	$20,000,000	$15,000,000
66 – 70	$15,000,000	$15,000,000	$12,000,000
71 – 75	$10,000,000	$10,000,000	$10,000,000
76 – 80	$10,000,000	$10,000,000	$6,000,000
81 – 85	$7,000,000	$6,000,000	$4,000,000
86 - 90	$3,000,000	$2,000,000	$2,000,000

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SCHEDULE B

AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic and facultative reinsurance will be the product of the factors below and the rates in the reference table attached to this Schedule B. The reference table is the sex and smoker distinct, 2001 Valuation Basic Table (June 14, 2001 version).

Underwriting Class	Male			Female
	Ages 0 - 39	Ages 40 - 69	Ages 70 +	Ages 0 - 39	Ages 40 - 69	Ages 70 +
Face Amounts $500,000 – $999,999
Class 1	47.5%	41.5%	40.8%	47.5%	40.5%	51.0%
Class 2	52.2%	46.2%	46.2%	54.5%	45.5%	57.5%
Class 3	73.5%	65.0%	66.3%	75.0%	65.8%	83.6%
Class 4	85.5%	77.3%	79.0%	87.5%	78.3%	100.0%
Class 5	69.5%	69.3%	64.0%	69.5%	63.3%	90.3%
Class 6	91.5%	91.5%	86.5%	91.5%	82.8%	123.0%
Face Amounts $1,000,000 and Greater
Class 1	45.5%	40.8%	40.5%	47.3%	40.5%	50.5%
Class 2	50.5%	45.8%	46.0%	54.2%	45.5%	56.2%
Class 3	71.3%	65.0%	64.6%	73.2%	63.3%	82.6%
Class 4	84.5%	77.8%	78.3%	88.0%	74.5%	98.8%
Class 5	68.8%	67.5%	63.3%	68.0%	62.0%	91.0%
Class 6	90.0%	89.3%	84.5%	88.0%	81.0%	123.0%

2.	SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

The substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years. After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

The factor is a product of the 89% substandard adjustment percentage and the substandard mortality multiple for the rating class. Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

The factors are as follows:
Special Class	Substandard Mortality Multiplier	Substandard Adjustment	Factor
A	1.40	.89	1.2460
B	1.65	.89	1.4685
C	1.90	.89	1.6910
D	2.25	.89	2.0025
E	2.75	.89	2.4475
F	3.25	.89	2.8925
G	3.75	.89	3.3375
H	4.50	.89	4.0050

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3.	FLAT EXTRA REINSURANCE PREMIUMS

The flat extra reinsurance premium per $1,000 will be the product of flat extra premiums charged by THE COMPANY and the factors in the following table:

Permanent Flat Extra Premiums (i.e., for more than 5 years duration)
First year	.25
Renewal year	.90

Temporary Flat Extra Premiums (i.e., for 5 years duration or less)
All years	.90

4.	MONTHLY ADJUSTMENT FACTOR

The monthly adjustment factor is 1.02.

5.	AGE BASIS

Age Last Birthday

6.	PREMIUM TAXES

Premium taxes are not reimbursed.

7.	POLICY FEE

The reinsurance premium does not include a policy fee.

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